UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
_____________________________
Form 8-K
___________________________

Current Report
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (date of earliest event reported): September 3, 2024
Jacobs Solutions Inc.
(Exact name of Registrant as specified in its charter)

Delaware		1-7463		88-1121891
(State or other jurisdiction of incorporation or organization)		(SEC File No.)		(IRS Employer identification number)

1999 Bryan Street	Suite 3500	Dallas	Texas	75201
(Address of principal executive offices)				(Zip Code)
Registrant's telephone number (including area code): (214) 583-8500
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
_________________________________________________________________

Title of Each Class		Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock	$1 par value	J	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Election of New Director
On September 3, 2024, the Board of Directors (the “Board”) of Jacobs Solutions Inc. (the “Company”) increased the size of the Board from 13 to 14 authorized directors and elected Michael W. Collins to fill the vacancy, effective as of September 23, 2024. Mr. Collins will serve for an initial term that will expire at the annual meeting of shareholders in 2025.

The Board, after consideration of all facts and circumstances, affirmatively determined that Mr. Collins is an independent director under the corporate governance standards of the New York Stock Exchange (the “NYSE”) and the Company’s guidelines for determining independence. The Board also determined that Mr. Collins is “financially literate” as required by the NYSE listed company manual and is an “audit committee financial expert” under the applicable rules of the U.S. Securities Exchange Commission (the “SEC”), as such qualifications are interpreted by the Board in its business judgment.

In connection with his election, Mr. Collins will receive the standard, annual compensation for the Company’s non-management directors. This annual compensation includes (i) a cash retainer in the amount of $125,000 per year, and (ii) pursuant to the Company’s 1999 Outside Director Plan, as amended and restated, an award of restricted stock units with an aggregate value of $190,000, pro-rated based on his election date. Mr. Collins will also be eligible to participate in the Jacobs Director Deferral Plan.

There were no understandings or other agreements or arrangements between Mr. Collins, on the one hand, and any other person, on the other hand, pursuant to which he was appointed as a director of the Company. Furthermore, there are no transactions between Mr. Collins and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

On September 6, 2024, the Company issued a press release announcing the appointment of Mr. Collins to the Board, a copy of which is attached as Exhibit 99.1 to this report and incorporated herein by reference.

Item 8.01	Other Events
Changes to Board Leadership

On September 3, 2024, the Board approved (ii) the appointment of Mr. Robert V. Pragada, the Company’s Chief Executive Officer, as Chair of the Board and (ii) the appointment of Mr. Louis V. Pinkham as Lead Independent Director of the Board, in each case effective as of the closing date of the Company's previously announced spin-off transaction, which will combine its Critical Mission Solutions business and portions of its Divergent Solutions business, including Cyber & Intelligence, with Amentum Parent Holdings LLC (the “Separation Transaction”).

A copy of the press release announcing the appointment of Mr. Pragada as Chair and Mr. Pinkham as Lead Independent Director is attached as Exhibit 99.2 to this report and is incorporated herein by reference.

Changes to Committee Composition and Leadership

The Board also approved the following changes to the leadership and composition of the standing Committees of the Board, in each case effective as of the closing date of the Separation Transaction:

•Audit Committee: (i) Mr. Collins and Vice Admiral Mary M. Jackson will be added as members, (ii) Mr. Manny Fernandez will serve as Chair and (iii) Mr. Robert A. McNamara and Ms. Julie A. Sloat will no longer serve as members.
•Nominating and Corporate Governance Committee: (i) Mr. McNamara and Vice Admiral Jackson will be added as members, (ii) Mr. McNamara will serve as Chair and (iii) Mr. Pinkham will no longer serve as a member.

•Human Resource and Compensation Committee: (i) Mr. Collins and Ms. Sloat will be added as members and (ii) Messrs. Fernandez and Pinkham will no longer serve as members.
•ESG and Risk Committee: (i) Mr. Fernandez will be added as a member and (ii) Ms. Sloat will serve as Chair.

The Board also determined that Vice Admiral Jackson is “financially literate” as required by the NYSE listed company manual and is an “audit committee financial expert” under the applicable rules of the SEC, as such qualifications are interpreted by the Board in its business judgment.

Item 9.01	Financial Statements and Exhibits
(d)Exhibits:

99.1	Press Release, dated September 6, 2024 (Announcing the appointment of Michael Collins to the Board)
99.2	Press Release, dated September 6, 2024 (Announcing the appointment of Bob Pragada as Chair and Louis Pinkham as Lead Independent Director)
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: September 6, 2024

JACOBS SOLUTIONS INC.

By:	/s/ Bob Pragada
Bob Pragada
Chief Executive Officer